Exhibit 99.1

PRESS RELEASE

LIBERTY GLOBAL REPORTS FIRST QUARTER 2009 RESULTS

Record Quarter in Organic Digital Cable Additions

Rebased OCF Growth of 7%; FCF Increased 31%

Debt Maturities Opportunistically Extended

Englewood, Colorado – May 5, 2009: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the first quarter (“Q1”) ended March 31, 2009. Highlights for the quarter compared to the same period for 2008 (unless noted), include:

•                  Revenue of $2.58 billion, reflecting rebased1 growth of 4%

•                  Operating Cash Flow (“OCF”)2 of $1.13 billion, reflecting a 7% rebased increase

•                  OCF margin3 expansion of 160 basis points to 43.8%

•                  Organic RGU4 additions of 216,000, finishing the first quarter with total RGUs of 26.7 million

•                  Net loss attributable to LGI stockholders of $299 million due principally to non-operating items

•                  Free Cash Flow (“FCF”)5 of $167 million, an increase of 31%

President and CEO Mike Fries said, “Our first quarter results demonstrate the resilience of our business model amidst the global economic downturn, as we continue to grow our subscriber base for advanced digital services. We added over 800,000 organic digital video, voice, and broadband subscriptions during Q1, including a second straight record quarter for digital cable additions. These gains contributed to rebased OCF growth of 7% in the quarter, at the high end of our 5-7% full-year guidance range. In addition, we generated FCF of $167 million in Q1, above our full-year outlook for 25% FCF growth. Despite the impact of a challenging economic environment and currency headwinds, we are on track to achieve our 2009 guidance targets and expect continued growth throughout the remainder of the year.”

“In terms of our operating performance going forward, we are focused on exploiting key competitive advantages in our digital video services and next-generation broadband products. Over 50% of our digital cable subscriber base is taking either a DVR and/or an HD product and we are rapidly expanding our VoD deployments across Europe.6 Strong demand for these products drove record subscriber additions in four markets during Q1. In broadband, we are just beginning to launch next-generation, 100+ Mbps products, with “3.0” deployments expected in most LGI markets before the end of this year. Given the substantial speed advantage this will give us compared to our DSL-based competition, we expect these products will drive increased market share over the next several years.”

“Turning to our balance sheet, we have recently undertaken a series of opportunistic transactions at our primary European borrowing group. We believe these transactions demonstrate our ability to access the capital markets and are prudent in the current environment. We are extending the maturity of over $3 billion of the debt of this borrowing group to 2014-2018, which had previously matured in 2012-2014. As a result, we estimate that approximately 85% of our debt at this borrowing group will come due during or after 2014. In addition to these maturity extensions, we have also purchased approximately 20% of our convertible notes at a substantial discount to par and $110 million of our equity so far in 2009. As we look to the rest of the year, we remain focused on proactively managing our capital structure and believe that the steps that we are taking now will enable us to be more aggressive in terms of how we deploy our capital in the coming years.”

PRESS RELEASE

Subscriber Statistics

At March 31, 2009, our consolidated subscriber base of 26.7 million RGUs consisted of a total of 15.5 million video, 6.4 million broadband internet and 4.8 million telephony service subscriptions. In terms of organic subscriber growth, we added 216,000 RGUs in the first quarter of 2009, driven by strong growth in our advanced services,7 especially digital cable. Ending the first quarter of 2009, two of every three LGI RGUs were represented by a digital video, broadband internet or telephony service. Through organic gains and acquisitions, we increased our subscriber base by 2.3 million RGUs or 9% over the last twelve months.

Our bundling metrics continue to develop favorably, driven by continued growth in our advanced services. For the quarter ended March 31, 2009, we added 811,000 advanced services organically, a 24% improvement over the comparable prior year period. Through successful bundling programs, Telenet and UPC accounted for most of our advance service additions, as evidenced by increases in their triple-play customers of 67% and 22%, respectively, since March 31, 2008. On a consolidated basis, nearly 40% of our 16.9 million total customers subscribe to more than one product and, for the first time, the number of triple-play customers exceeds those of double-play customers.

As generally experienced in recent quarters, we realized an organic loss in video subscribers of 98,000 in the first quarter of 2009. A majority of these losses came from our more competitive UPC Broadband Division (“UPC”) markets in the Netherlands, Hungary and the Czech Republic, as we continue to face competition from low-priced DTT and DTH video services. We did, however, realize some improvement in our Romanian operation in the quarter, which was flat in terms of organic video additions following three straight quarters of significant losses.

For the second consecutive quarter, our digital cable organic growth reached a record level. We added 499,000 subscribers, an 84% increase over last year’s first quarter results. With 5.6 million digital cable subscribers at March 31, 2009, we have grown our base by more than 50% since the comparable period of 2008. As a result, our digital penetration8 increased to 39% from 27% in the last twelve months, marked by significant expansion across all core operating entities. Of particular note, in the last year, VTR has increased their digital penetration from 26% to 48% and UPC’s Central and Eastern European operations (“CEE”) have increased their digital penetration from 5% to 20%. Our customer take-up of advanced digital video services, such as DVR, HD and VoD also continues to grow meaningfully. In UPC, approximately one in three of our digital cable customers is a DVR subscriber.

Our telephony and broadband internet products also performed well. We added 173,000 organic telephony additions in the first quarter of 2009, which exceeded our 2008 quarterly average of 164,000, as Austria and Telenet each posted strong results in the quarter. With respect to broadband internet, we added 141,000 organic subscribers as compared to our 2008 quarterly average of 157,000. The modest decline in broadband internet additions was due in part to slower growth in some of our more mature markets in Western Europe. However, with the success of our 160 Mbps broadband product in Japan, which reached over 128,000 RGUs at March 31, 2009, the upcoming completion of our EuroDOCSIS 3.0 deployment in the Netherlands, and subsequent 3.0 rollouts across our other European markets, we expect to be well-positioned to reinvigorate broadband growth. At March 31, 2009, our consolidated broadband internet and telephony penetration9 rates were 21% and 17%, respectively.

Revenue

As compared to the corresponding prior year period, revenue for the three months ended March 31, 2009 decreased 1% to $2.58 billion. Our reported results for the quarter were adversely impacted by the strengthening U.S. dollar relative to our functional currencies. Excluding the effects of foreign currency movements, revenue in the quarter increased 8% over the comparable prior year quarter, reflecting continued organic growth and the positive impact from acquisitions made in 2008, principally those which occurred at J:COM and Telenet.

In terms of rebased growth, we achieved revenue growth of 4% in the first quarter of 2009 as compared to the first quarter of 2008, led by strong performances at our operations in Poland, Chile and Australia. Our

PRESS RELEASE

consolidated rebased revenue growth rates have slowed in recent periods, particularly at UPC, as higher revenue from our subscription-based products has been tempered somewhat by competitive and economic factors that have led to ARPU10 compression, continued analog churn and to a lesser extent, lower revenue from business-to-business services.

On a consolidated basis, we realized a blended ARPU per customer of $43.27, a 4% decrease compared to the respective prior year period, as the negative impact of foreign currency rates more than offset local currency ARPU increases in our markets. Adjusting for foreign currency effects, we estimate that our consolidated ARPU per customer would have increased by approximately 5%. In terms of our reporting segments, VTR’s ARPU per customer increased 8% (in Chilean pesos) and that of UPC increased 2% (in euros) or an estimated 4%, excluding the effects of foreign currency movements. Telenet’s ARPU per customer (in euros) increased by 1% and J:COM’s ARPU per customer (in yen), diluted by recent acquisitions, declined by 1%.

Operating Cash Flow

During the first quarter of 2009, we increased our OCF to $1.13 billion, a 3% increase over the comparable prior year period. This increase includes the positive effects of organic and acquisition-related growth that were largely offset by adverse foreign currency movements. Excluding the effects of foreign currency movements, OCF increased 12% for the three months ended March 31, 2009 as compared to the corresponding quarter in 2008. Furthermore, adjusting for both foreign currency movements and acquisition effects, we achieved rebased OCF growth of 7% for the first quarter of 2009 as compared to the same period in 2008. This result was led by particularly strong rebased OCF growth at UPC Poland, Austar, Telenet and J:COM.

Our OCF margin for the three months ended March 31, 2009 increased 160 basis points to 43.8%, as compared to our first quarter 2008 OCF margin of 42.2%. This year-over-year margin improvement stemmed largely from margin increases at Telenet, J:COM and UPC of approximately 390, 180 and 140 basis points, respectively. On a consolidated basis, our overall margin improvement in 2009 reflects our ability to realize continued operational leverage as we have been able to expand our revenue base, while keeping our operating and selling, general and administrative costs relatively constant.

Net Loss Attributable to LGI Stockholders

For the quarter ended March 31, 2009, we reported a net loss attributable to LGI stockholders of $299 million or $1.08 per share, as compared to a net loss attributable to LGI stockholders of $156 million or $0.45 per share, for the quarter ended March 31, 2008. The loss reflects a 13% improvement in our operating income that was more than offset by higher non-operating and income tax expenses. The increase in our non-operating expenses includes higher foreign currency transaction losses (predominantly non-cash) that were only partially offset by lower losses from changes in the fair value of our derivatives and lower interest expense.

Capital Expenditures and Free Cash Flow

Capital expenditures for the quarter ended March 31, 2009 totaled $537 million, as compared to $696 million and $520 million for the three months ended December 31, 2008 and March 31, 2008, respectively. As a percentage of revenue, capital expenditures were 21% for the three months ended March 31, 2009, as compared to 27% and 20% for the three months ended December 31, 2008 and March 31, 2008, respectively.

In terms of our capital expenditure breakdown, the proportion of our capital spend relating to customer premise equipment and scalable infrastructure increased to 62% in the first quarter of 2009 from 56% in the first quarter of 2008, reflecting increased spending for digital set-top boxes. The percentage of our capital spend relating to network activities (line extensions and upgrade/rebuild) decreased slightly to 22% in the quarter as compared to 23% in the corresponding prior year quarter and the percentage relating to support and other declined to 16% of our total capital expenditures, down from 21% in the first quarter of 2008.

For the three months ended March 31, 2009, our FCF increased by 31% to $167 million, as compared to $128 million for the three months ended March 31, 2008. Our free cash flow growth in the quarter resulted from

PRESS RELEASE

increased cash provided by operating activities that was partially offset by higher capital expenditures. During the first quarter of 2009, our FCF conversion ratio11 improved 320 bps to 15% as compared to 12% for the first quarter 2008.

Leverage and Liquidity

At March 31, 2009, total debt declined by $1.2 billion to $19.3 billion from $20.5 billion at December 31, 2008. This decline was principally related to the translation impact on our non-U.S. dollar denominated debt as a result of weakening international currencies relative to the U.S. dollar, and to a lesser extent, net repayment of debt. In terms of our cash balance at March 31, 2009, we had $1.5 billion of cash and cash equivalents (including restricted cash of $476 million related to our debt instruments), reflecting a decline of approximately $300 million from December 31, 2008. In the aggregate, our net debt12 position of $17.7 billion at March 31, 2009 declined from $18.7 billion at year-end 2008. In terms of our gross and net leverage ratios,13 they decreased from the fourth quarter of 2008, to 4.3x and 3.9x, respectively, as compared to 4.6x and 4.2x, respectively.

In terms of near-term debt amortizations, we estimate that approximately 9% of our consolidated debt matures by December 31, 2011, of which a majority is the obligation of J:COM and its subsidiaries.14 We expect that J:COM will have ample liquidity and free cash flow generation to fulfill its near-term debt obligations as they fall due. As part of our global financing strategy, we seek to be proactive in managing our debt maturity schedule. For example, in the first quarter of 2009, we purchased €101 million of our convertible debt at a substantial discount to par. Additionally, we have been very active in the capital markets in 2009 regarding maturity extensions, particularly at our UPC borrowing group. The following summarizes the transactions that we have completed and/or announced:

•                  In March and April, we rolled €600 million of our €830 million redrawable Facility L due July 2012 into a new €337 million redrawable term loan due July 2014 (Facility Q) and a new €263 million non-redrawable term loan due December 2015 (Facility R);15

•                  In April, we exchanged €184 million of our Senior Notes due 2014 into new 9.75% Senior Notes due 2018. Additionally, we issued an aggregate principal amount of €66 million of additional Senior Notes due 2018, such that the combined issue totals €250 million aggregate principal amount of Senior Notes due 2018; and

•                  We are in the process of closing the roll-over of a portion of our Facilities M and N due 2014.16 We had initially targeted to roll-over $750 million of these facilities, but due to overwhelming support from our lender base, which resulted in an over-subscription of approximately seven times, we were able to upsize the transaction. We currently expect to roll €1.67 billion of our €3.89 billion Term Loan M Facility and $500 million of our $1.9 billion Term Loan N Facility, both due December 2014, into two new non-redrawable term loans due December 2016 (Facilities S and T).17

In addition to having minimal near-term debt repayments, we have a consolidated liquidity position, consisting of cash and unused borrowing capacity of approximately $2.25 billion at March 31, 2009. Of this amount, approximately $1.07 billion was held in unrestricted cash, represented by $555 million held by LGI (parent) and our non-operating subsidiaries and $514 million held by our operating subsidiaries. The remaining $1.18 billion was attributable to our aggregate unused borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities, including those at UPC Broadband Holding, Telenet, and J:COM.18 Approximately 25% of this capacity is at our UPC Broadband Holding credit facility and upon completion of our first quarter bank reporting requirement, we estimate that approximately €217 million ($287 million) of the €223 million ($295 million) of capacity will be available at UPC Broadband Holding.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2009, Liberty Global operated state-of-the-art networks that served approximately 17 million customers

PRESS RELEASE

across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2009 outlook, our future growth prospects, including our continued ability to generate free cash flow, expand our RGUs and increase our ARPU per customer, and our liquidity and access to capital markets, including our borrowing availability and ability to repay near-term debt amortizations and complete the extension of our debt maturities; our expectations with respect to the timing and impact of our roll-out of advanced products and services, including our EuroDOCSIS 3.0 deployment; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue and achieve assumed margins, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications

Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
K.C. Dolan	+1 303.220.6686	Bert Holtkamp	+31 20.778.9447
Molly Bruce	+1 303.220.4202

1                            For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2009, we have adjusted our historical 2008 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 in the respective 2008 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2009 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2008 from our rebased amounts to the same extent that such entities were excluded from our results in 2009 and (iii) reflect the translation of our 2008 rebased amounts at the applicable average exchange rates that were used to translate our 2009 results. Please see page 9 for supplemental information.

2                            Please see page 11 for our operating cash flow definition and the required reconciliation.

3                            OCF margin is calculated by dividing OCF by total revenue for the applicable period.

4                            Please see page 18 for definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

5                            Free cash flow or FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our consolidated statements of cash flows. Please see page 13 for more information on FCF and the required reconciliation.

6                            The following abbreviations are defined as follows: DVR — digital video recorder; HD — high definition; and VoD — video-on-demand.

7                            Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony.

8                            Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

9                            Broadband internet and telephony penetration is calculated by dividing the broadband internet and telephony RGUs by their respective homes serviceable.

10                      ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships or RGUs, as the case may be, for the period. The growth rate for ARPU per customer relationship for LGI and UPC is not adjusted for currency impacts unless otherwise noted.

11                      FCF conversion ratio is defined as FCF divided by OCF. Please see pages 11 and 13 for more information on OCF and FCF.

12                      Total debt includes capital lease obligations. Total cash and cash equivalents includes $476 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

13                      Our gross and net leverage ratios are defined as total debt and net debt to last quarter annualized operating cash flow.

14                      Includes principal amount of capital leases.

15                      The final maturity dates for Facilities Q and R are the earlier of (i) July 31, 2014 and December 31, 2015, respectively, and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding B.V. Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

16                      The final maturity date for Facilities M and N is the earlier of (i) December 31, 2014 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding B.V. Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

17                      The final maturity date for Facilities S and T will be the earlier of (i) December 31, 2016 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding B.V. Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

18                      The $1.18 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations. This amount excludes approximately $233 million related to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR

PRESS RELEASE

Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,069.5	$1,374.0
Trade receivables, net	746.1	1,002.8
Other receivables, net	46.6	51.8
Deferred income taxes	248.0	280.8
Derivative instruments	113.7	193.6
Other current assets	315.2	330.7
Total current assets	2,539.1	3,233.7

Restricted cash	470.8	470.8
Investments	904.3	979.8
Property and equipment, net	11,181.8	12,035.4
Goodwill	12,310.9	13,144.7
Intangible assets subject to amortization, net	2,146.2	2,405.0
Other assets, net	1,728.3	1,716.7

Total assets	$31,281.4	$33,986.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$682.3	$735.0
Deferred revenue and advance payments from subscribers and others	807.1	918.4
Current portion of debt and capital lease obligations	467.6	513.0
Derivative instruments	475.8	441.7
Accrued interest	101.6	142.4
Other accrued and current liabilities	1,300.6	1,488.5
Total current liabilities	3,835.0	4,239.0

Long-term debt and capital lease obligations	18,788.6	19,993.0
Deferred tax liabilities	869.8	902.7
Other long-term liabilities	2,085.9	2,356.7
Total liabilities	25,579.3	27,491.4

Commitments and contingencies

Equity:
Total Liberty Global, Inc. stockholders	2,778.1	3,393.0
Noncontrolling interests	2,924.0	3,101.7
Total equity	5,702.1	6,494.7
Total liabilities and equity	$31,281.4	$33,986.1

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2009	2008
	in millions, except per share amounts

Revenue	$2,577.8	$2,611.0

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	982.2	1,022.8
Selling, general and administrative (SG&A) (including stock-based compensation)	491.6	527.8
Depreciation and amortization	698.6	704.1
Impairment, restructuring and other operating charges (credits), net	0.8	(1.5)
	2,173.2	2,253.2
Operating income	404.6	357.8

Non-operating income (expense):
Interest expense	(210.2)	(279.6)
Interest and dividend income	21.5	34.8
Realized and unrealized losses on derivative instruments, net	(147.1)	(335.4)
Foreign currency transaction gains (loss), net	(173.8)	172.6
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(20.1)	22.0
Share of results of affiliates, net	2.1	2.5
Other income (expense), net	0.8	(0.4)
	(526.8)	(383.5)
Loss before income taxes	(122.2)	(25.7)

Income tax expense	(121.5)	(100.9)

Net loss	(243.7)	(126.6)

Net earnings attributable to noncontrolling interests	(55.0)	(29.0)

Net loss attributable to Liberty Global, Inc. stockholders	$(298.7)	$(155.6)

Basic and diluted loss per share attributable to Liberty Global, Inc. stockholders	$(1.08)	$(0.45)

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2009	2008
	in millions
Cash flows from operating activities:
Net loss	$(243.7)	$(126.6)
Net adjustments to reconcile net loss to net cash provided by operating activities	947.6	774.1
Net cash provided by operating activities	703.9	647.5

Cash flows from investing activities:
Capital expended for property and equipment	(536.7)	(519.8)
Cash paid in connection with acquisitions, net of cash acquired	(0.7)	(53.9)
Proceeds received upon dispositions of assets	2.4	22.6
Other investing activities, net	1.2	(8.4)
Net cash used by investing activities	(533.8)	(559.5)

Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(557.5)	(129.2)
Borrowings of debt	312.3	2.7
Repurchase of LGI common stock	(116.5)	(729.7)
Payment of deferred financing costs	(27.5)	(0.9)
Other financing activities, net	(13.3)	7.0
Net cash used by financing activities	(402.5)	(850.1)

Effect of exchange rates on cash	(72.1)	95.3

Net decrease in cash and cash equivalents	(304.5)	(666.8)

Cash and cash equivalents:
Beginning of period	1,374.0	2,035.5
End of period	$1,069.5	$1,368.7

Cash paid for interest	$226.7	$473.2
Net cash paid for taxes	$119.0	$70.9

PRESS RELEASE

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three months ended March 31, 2009, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services and J:COM provides certain programming services. At March 31, 2009, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Central and Eastern Europe segment includes our operating segments in the Czech Republic, Poland, Romania, Slovakia and Slovenia. Telenet, J:COM and VTR provide broadband communications services in Belgium, Japan and Chile, respectively. Our corporate and other category includes (i) Austar, (ii) other less significant operating segments that provide broadband communications services in Puerto Rico and video programming and other services in Europe and Argentina and (iii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

During the first quarter of 2009, we changed our reporting such that we no longer include video-on-demand costs within the central and corporate operations category of UPC. Instead, we present these costs within the individual operating segments of UPC. Segment information for all periods presented has been restated to reflect the reclassification of these costs.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2009, we have adjusted our historical revenue and OCF for the three months ended March 31, 2008 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 in our rebased amounts for the three months ended March 31, 2008 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2009, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2008 from our rebased amounts for the three months ended March 31, 2008 to the same extent that such entities were excluded from our results for the three months ended March 31, 2009, and (iii) reflect the translation of our rebased amounts for the three months ended March 31, 2008 at the applicable average exchange rates that were used to translate our results for the three months ended March 31, 2009. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2008 include Interkabel, Mediatti, five small acquisitions in Europe and four small acquisitions in Japan. Additionally, the disposed entity that was excluded from the determination of our rebased revenue and OCF for the three months ended March 31, 2008 was Chellomedia’s Liveshop operations. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2008 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2008 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2008 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2009 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2008. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects, and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

PRESS RELEASE

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$266.9	$301.1	$(34.2)	(11.4)	1.9	—
Switzerland	238.1	252.4	(14.3)	(5.7)	1.6	—
Austria	114.6	139.8	(25.2)	(18.0)	(5.8)	—
Ireland	79.8	88.4	(8.6)	(9.7)	3.7	—
Total Western Europe	699.4	781.7	(82.3)	(10.5)	0.6	0.5

Hungary	76.3	100.0	(23.7)	(23.7)	(0.7)	—
Other Central and Eastern Europe	190.2	234.9	(44.7)	(19.0)	5.3	—
Total Central and Eastern Europe	266.5	334.9	(68.4)	(20.4)	3.5	2.4
Central and corporate operations	2.2	2.7	(0.5)	(18.5)	—	—
Total UPC Broadband Division	968.1	1,119.3	(151.2)	(13.5)	1.5	1.0

Telenet (Belgium)	376.6	374.4	2.2	0.6	15.7	5.0
J:COM (Japan)	863.0	679.3	183.7	27.0	13.0	4.0
VTR (Chile)	155.8	186.5	(30.7)	(16.5)	9.6	9.6
Corporate and other	233.0	275.2	(42.2)	(15.3)	8.0	—
Intersegment eliminations	(18.7)	(23.7)	5.0	21.1	8.9	—

Total consolidated LGI	$2,577.8	$2,611.0	$(33.2)	(1.3)	7.9	3.7

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$152.7	$166.3	$(13.6)	(8.2)	5.6	—
Switzerland	130.5	132.3	(1.8)	(1.4)	6.2	—
Austria	58.0	68.4	(10.4)	(15.2)	(2.6)	—
Ireland	30.8	33.9	(3.1)	(9.1)	4.0	—
Total Western Europe	372.0	400.9	(28.9)	(7.2)	4.3	4.2
Hungary	38.3	51.1	(12.8)	(25.0)	(2.7)	—
Other Central and Eastern Europe	97.1	118.9	(21.8)	(18.3)	6.2	—
Total Central and Eastern Europe	135.4	170.0	(34.6)	(20.4)	3.5	2.4
Central and corporate operations	(49.3)	(57.0)	7.7	13.5	(1.8)	—
Total UPC Broadband Division	458.1	513.9	(55.8)	(10.9)	4.3	4.3

Telenet (Belgium)	190.6	174.9	15.7	9.0	25.3	14.0
J:COM (Japan)	375.8	283.6	92.2	32.5	17.8	8.1
VTR (Chile)	61.4	75.6	(14.2)	(18.8)	6.7	6.7
Corporate and other	43.6	52.7	(9.1)	(17.3)	15.9	—

Total	$1,129.5	$1,100.7	$28.8	2.6	11.8	7.1

PRESS RELEASE

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our loss before income taxes is presented below.

	Three months ended March 31,
	2009	2008
	in millions

Total segment operating cash flow	$1,129.5	$1,100.7
Stock-based compensation expense	(25.5)	(40.3)
Depreciation and amortization	(698.6)	(704.1)
Impairment, restructuring and other operating credits (charges), net	(0.8)	1.5
Operating income	404.6	357.8
Interest expense	(210.2)	(279.6)
Interest and dividend income	21.5	34.8
Realized and unrealized losses on derivative instruments, net	(147.1)	(335.4)
Foreign currency transaction gains (losses), net	(173.8)	172.6
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(20.1)	22.0
Share of results of affiliates, net	2.1	2.5
Other income (expense), net	0.8	(0.4)
Loss before income taxes	$(122.2)	$(25.7)

PRESS RELEASE

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2009:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents[2]
	in millions
LGI and its non-operating subsidiaries	$2,208.5	$—	$2,208.5	$555.4
UPC Holding (excluding VTR)	9,949.3	28.4	9,977.7	30.7
Telenet	2,598.0	409.1	3,007.1	66.2
J:COM	1,904.4	637.9	2,542.3	302.5
VTR	465.5	0.8	466.3	44.2
Austar	587.9	—	587.9	55.5
Chellomedia	299.2	—	299.2	9.2
Liberty Puerto Rico	167.2	—	167.2	3.7
Other operating subsidiaries	—	—	—	2.1
Total LGI	$18,180.0	$1,076.2	$19,256.2	$1,069.5

Capital Expenditures and Capital Lease Additions

The following table highlights our capital expenditures per category, as well as capital lease additions for the indicated periods:

	Three months ended March 31,
	2009	2008
	in millions
Customer premises equipment	$278.8	$231.8
Scalable infrastructure	54.9	61.5
Line extensions	43.7	41.2
Upgrade/rebuild	75.9	77.7
Support capital	81.6	100.9
Other including Chellomedia	1.8	6.7
Total capital expenditures (“capex”)	$536.7	$519.8

Capital expenditures	536.7	519.8
Capital lease additions	47.2	41.4
Total capex and capital leases	$583.9	$561.2

As % of revenue
Capital expenditures	20.8%	19.9%
Capex and capital leases	22.7%	21.5%

1        Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

2        Excludes $476 million of restricted cash related to our debt instruments.

PRESS RELEASE

Free Cash Flow Definition and Reconciliation

FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our consolidated statements of cash flows. Adjusted FCF represents FCF less non-cash capital lease additions. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because these measures can be used to gauge our ability to service debt and fund new investment opportunities. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended March 31,
	2009	2008
	in millions
Net cash provided by operating activities	$703.9	$647.5
Capital expenditures	(536.7)	(519.8)
FCF	$167.2	$127.7

FCF	$167.2	$127.7
Capital lease additions	(47.2)	(41.4)
Adjusted FCF	$120.0	$86.3

ARPU per Customer Relationship Table3

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,
	2009		2008		% Change
UPC Broadband		€23.22		€22.78	1.9%

Telenet		€34.27		€34.04	0.7%

J:COM		¥7,315		¥7,381	(0.9)%

VTR	CLP	28,359	CLP	26,241	8.1%

Liberty Global Consolidated		$43.27		$45.04	(3.9)%

3                        ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. ARPU per customer relationship for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.

PRESS RELEASE

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at March 31, 2009, December 31, 2008 and March 31, 2008:

	March 31, 2009	December 31, 2008	March 31, 2008	Q1’09 / Q4’08 (% Change)	Q1’09 / Q1’08 (% Change)
Total Customers
UPC Broadband	9,416,700	9,468,900	9,631,400	(0.6)%	(2.2)%
Telenet	2,386,200	2,402,500	1,979,400	(0.7)%	20.6%
J:COM	3,181,200	3,167,400	2,714,700	0.4%	17.2%
VTR	1,031,200	1,029,100	1,002,400	0.2%	2.9%
Other	848,100	841,100	795,300	0.8%	6.6%
Liberty Global Consolidated	16,863,400	16,909,000	16,123,200	(0.3)%	4.6%

Total Single-Play Customers	10,347,900	10,534,300	10,506,500	(1.8)%	(1.5)%
Total Double-Play Customers	3,226,500	3,205,300	2,974,200	0.7%	8.5%
Total Triple-Play Customers	3,289,000	3,169,400	2,642,500	3.8%	24.5%

% Double-Play Customers
UPC Broadband	16.4%	16.3%	15.8%	0.6%	3.8%
Telenet	22.5%	22.3%	25.8%	0.9%	(12.8)%
J:COM	28.0%	27.9%	27.4%	0.4%	2.2%
VTR	20.6%	20.4%	16.8%	1.0%	22.6%
Liberty Global Consolidated	19.1%	19.0%	18.4%	0.5%	3.8%

% Triple-Play Customers
UPC Broadband	15.6%	15.0%	12.5%	4.0%	24.8%
Telenet	24.2%	22.4%	17.5%	8.0%	38.3%
J:COM	25.2%	24.7%	25.1%	2.0%	0.4%
VTR	40.9%	39.7%	39.5%	3.0%	3.5%
Liberty Global Consolidated	19.5%	18.7%	16.4%	4.3%	18.9%

RGUs per Customer Relationship
UPC Broadband	1.48	1.46	1.41	1.4%	5.0%
Telenet	1.71	1.67	1.61	2.4%	6.2%
J:COM	1.78	1.77	1.78	0.6%	0.0%
VTR	2.02	2.00	1.96	1.0%	3.1%
Liberty Global Consolidated	1.58	1.56	1.51	1.3%	4.6%

PRESS RELEASE

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the first quarter of 2009.

	Three months ended March 31,
	2009	2008
	in millions
UPC Holding:
Revenue	€860.8	€870.1
OCF	398.1	393.0

Chellomedia Programming:
Revenue	€51.0	€48.7
OCF	12.9	13.1

	Debt, Cash and Leverage at March 31, 2009[4]
	Total Debt and Capital Lease Obligations[5]	Cash and Cash Equivalents[6]	Senior Leverage		Total Leverage
	in millions
UPC Holding	€7,894.8	€56.6	3.87	x	4.53	x
Chellomedia Programming	226.2	6.3	3.65	x	3.65	x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows. The following tables provide the appropriate reconciliations:

	Three months ended March 31,
	2009	2008
	in millions
UPC Holding
Total segment operating cash flow	€398.1	€393.0
Stock-based compensation expense	(3.4)	(8.4)
Related party fees and allocations, net	5.7	0.7
Depreciation and amortization	(265.1)	(270.3)
Impairment, restructuring and other operating charges, net	(3.6)	(2.7)
Operating income	€131.7	€112.3
Chellomedia Programming
Total segment operating cash flow	€12.9	€13.1
Stock-based compensation expense	(0.2)	(0.1)
Depreciation and amortization	(4.4)	(4.1)
Related party management fees	(2.8)	—
Impairment, restructuring and other operating charges	(0.3)	—
Operating income	€5.2	€8.9

4                        In the covenant calculations for UPC Holding, we utilize debt figures that take into account currency swaps. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on March 31, 2009 results, and are subject to completion of our first quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

5                        Debt for UPC Holding reflects only third party debt. Debt for Chellomedia Programming reflects third party debt and a loan payable to a related party of €7 million.

6                        Excludes restricted cash.

PRESS RELEASE

	Consolidated Operating Data – March 31, 2009
		Two-way			Video					Internet		Telephony
	Homes Passed (1)	Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	2,748,100	2,642,900	2,015,900	3,291,100	1,342,600	670,500	—	—	2,013,100	2,642,900	689,100	2,578,100	588,900
Switzerland (13)	1,874,300	1,348,800	1,591,600	2,350,200	1,197,900	359,300	—	—	1,557,200	1,538,800	485,200	1,536,800	307,800
Austria	1,148,600	1,148,600	731,200	1,233,300	351,200	197,000	—	—	548,200	1,148,600	427,200	1,148,600	257,900
Ireland	876,500	527,400	549,700	675,400	205,600	240,000	—	83,600	529,200	527,400	111,400	418,700	34,800
Total Western Europe	6,647,500	5,667,700	4,888,400	7,550,000	3,097,300	1,466,800	—	83,600	4,647,700	5,857,700	1,712,900	5,682,200	1,189,400
Hungary	1,209,500	1,183,800	939,300	1,388,900	543,200	107,400	181,800	—	832,400	1,183,800	323,500	1,186,300	233,000
Romania	2,069,800	1,700,400	1,263,600	1,640,300	961,000	147,300	155,400	—	1,263,700	1,575,000	245,300	1,513,200	131,300
Poland	1,999,100	1,804,000	1,085,300	1,585,000	896,300	122,600	—	—	1,018,900	1,804,000	410,500	1,788,400	155,600
Czech Republic	1,304,600	1,194,800	786,600	1,132,700	217,400	334,600	116,600	—	668,600	1,194,800	328,200	1,182,900	135,900
Slovakia	486,200	407,100	295,000	366,100	216,400	35,100	30,900	5,200	287,600	372,600	55,900	372,600	22,600
Slovenia	225,600	170,800	158,500	244,700	140,300	14,200	—	4,000	158,500	170,800	57,200	170,800	29,000
Total Central and Eastern Europe	7,294,800	6,460,900	4,528,300	6,357,700	2,974,600	761,200	484,700	9,200	4,229,700	6,301,000	1,420,600	6,214,200	707,400
Total UPC Broadband Division	13,942,300	12,128,600	9,416,700	13,907,700	6,071,900	2,228,000	484,700	92,800	8,877,400	12,158,700	3,133,500	11,896,400	1,896,800

Telenet (Belgium)	2,775,100	2,775,100	2,386,200	4,076,800	1,605,900	780,300	—	—	2,386,200	2,775,100	1,025,100	2,775,100	665,500

J:COM (Japan)	12,380,000	12,380,000	3,181,200	5,673,600	469,400	2,085,300	—	—	2,554,700	12,380,000	1,503,800	11,512,300	1,615,100

The Americas:
VTR (Chile)	2,540,300	1,830,900	1,031,200	2,086,800	460,100	422,900	—	—	883,000	1,830,900	605,500	1,816,400	598,300
Puerto Rico	346,200	346,200	125,600	200,800	—	86,500	—	—	86,500	346,200	73,200	346,200	41,100
Total The Americas	2,886,500	2,177,100	1,156,800	2,287,600	460,100	509,400	—	—	969,500	2,177,100	678,700	2,162,600	639,400

Austar (Australia)	2,493,000	—	722,500	722,500	—	—	722,200	—	722,200	30,400	300	—	—

Grand Total	34,476,900	29,460,800	16,863,400	26,668,200	8,607,300	5,603,000	1,206,900	92,800	15,510,000	29,521,300	6,341,400	28,346,400	4,816,800

PRESS RELEASE

	Subscriber Variance Table – March 31, 2009 vs. December 31, 2008
		Two-way			Video					Internet		Telephony
	Homes Passed [1]	Homes Passed [2]	Customer Relationships [3]	Total RGUs [4]	Analog Cable Subscribers [5]	Digital Cable Subscribers [6]	DTH Subscribers [7]	MMDS Subscribers [8]	Total Video	Homes Serviceable [9]	Subscribers [10]	Homes Serviceable [11]	Subscribers [12]
UPC Broadband Division:
The Netherlands	8,100	9,000	(31,300)	(8,200)	(53,800)	22,500	—	—	(31,300)	9,000	6,600	8,200	16,500
Switzerland	7,000	13,100	34,300	(700)	(11,200)	12,300	—	—	1,100	13,100	(300)	13,100	(1,500)
Austria	2,100	2,100	(17,500)	2,300	(32,100)	25,300	—	—	(6,800)	2,100	(6,700)	2,100	15,800
Ireland	(500)	14,100	(5,200)	8,400	(11,400)	6,900	—	(3,600)	(8,100)	14,100	9,500	17,700	7,000
Total Western Europe	16,700	38,300	(19,700)	1,800	(108,500)	67,000	—	(3,600)	(45,100)	38,300	9,100	41,100	37,800
Hungary	9,700	17,900	(24,000)	(14,800)	(50,700)	28,000	(1,200)	—	(23,900)	17,900	2,000	17,900	7,100
Romania	—	—	200	15,400	(37,200)	37,400	100	—	300	—	8,000	—	7,100
Poland	2,400	8,200	1,000	29,200	(45,100)	43,500	—	—	(1,600)	8,200	22,500	53,900	8,300
Czech Republic	1,400	1,400	(3,100)	12,800	(47,800)	40,600	(5,100)	—	(12,300)	1,400	16,000	2,100	9,100
Slovakia	1,100	12,200	(3,900)	1,700	(9,000)	5,800	(600)	(300)	(4,100)	11,500	2,800	11,500	3,000
Slovenia	1,300	1,800	(2,700)	3,300	(6,900)	4,200	—	—	(2,700)	1,800	1,600	1,800	4,400
Total Central and Eastern Europe	15,900	41,500	(32,500)	47,600	(196,700)	159,500	(6,800)	(300)	(44,300)	40,800	52,900	87,200	39,000
Total UPC Broadband Division	32,600	79,800	(52,200)	49,400	(305,200)	226,500	(6,800)	(3,900)	(89,400)	79,100	62,000	128,300	76,800

Telenet (Belgium)	6,300	6,300	(16,300)	60,300	(123,000)	106,700	—	—	(16,300)	6,300	39,800	6,300	36,800

J:COM (Japan)	138,500	138,500	13,800	60,000	(90,600)	88,300	—	—	(2,300)	138,500	17,000	119,100	45,300

The Americas:
VTR (Chile)	17,300	51,700	2,100	29,600	(72,600)	77,700	—	—	5,100	51,700	16,800	52,000	7,700
Puerto Rico	900	900	5,000	13,100	—	2,700	—	—	2,700	900	4,500	900	5,900
Total The Americas	18,200	52,600	7,100	42,700	(72,600)	80,400	—	—	7,800	52,600	21,300	52,900	13,600

Austar (Australia)	6,200	—	2,000	2,000	—	(2,700)	4,700	—	2,000	—	—	—	—

Grand Total	201,800	277,200	(45,600)	214,400	(591,400)	499,200	(2,100)	(3,900)	(98,200)	276,500	140,100	306,600	172,500

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	28,800	74,800	(85,900)	50,600	(305,200)	226,500	(6,800)	(3,900)	(89,400)	74,100	63,200	123,300	76,800
Telenet (Belgium)	6,300	6,300	(16,300)	60,300	(123,000)	106,700	—	—	(16,300)	6,300	39,800	6,300	36,800
J:COM (Japan)	63,500	63,500	13,800	60,000	(90,600)	88,300	—	—	(2,300)	63,500	17,000	44,100	45,300
The Americas	18,200	52,600	7,100	42,700	(72,600)	80,400	—	—	7,800	52,600	21,300	52,900	13,600
Austar (Australia)	6,200	—	2,000	2,000	—	(2,700)	4,700	—	2,000	—	—	—	—
Total Organic Change	123,000	197,200	(79,300)	215,600	(591,400)	499,200	(2,100)	(3,900)	(98,200)	196,500	141,300	226,600	172,500

ADJUSTMENTS:
Q1 2009 Hungary adjustment	5,000	5,000	—	—	—	—	—	—	—	5,000	—	5,000	—
Q1 2009 Slovakia adjustment	(1,200)	—	—	—	—	—	—	—	—	—	—	—	—
Q1 2009 Switzerland adjustments	—	—	33,700	(1,200)	—	—	—	—	—	—	(1.200)	—	—
Q1 2009 Japan adjustment	75,000	75,000	—	—	—	—	—	—	—	75,000	—	75,000	—
Net adjustments	78,800	80,000	33,700	(1,200)	—	—	—	—	—	80,000	(1,200)	80,000	—

Total Net Adds (Reductions)	201,800	277,200	(45,600)	214,400	(591,400)	499,200	(2,100)	(3,900)	(98,200)	276,500	140,100	306,600	172,500

PRESS RELEASE

Footnotes for pages 16-17

(1)   Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)   Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services.  Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)   Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe.  To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships.  We exclude mobile customers from Customer Relationships.

(4)   Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service.  On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs.  Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period.  Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)   Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network.  In Europe, we have approximately 504,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)   Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber.  As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.  Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service.  We include 35,500 of these subscribers in the Digital Cable Subscribers reported for Cablecom.  Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)   DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)   MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)   Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services.  With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10) Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.  Our Internet Subscribers in Austria include 79,000 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks.  Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11) Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12) Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.  Our Telephony Subscribers in Austria include 39,600 residential subscribers of Austria GmbH that are not serviced over our networks.

(13) Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks).  A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer.  Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements.  Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom.  These estimates may change in future periods as more accurate information becomes available.  Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our March 31, 2009 subscriber table is based on December 31, 2008 data.  In our March 31, 2009 subscriber table, Cablecom’s partner networks account for 82,400 Customer Relationships, 116,300 RGUs, 48,100 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 41,700 Internet Subscribers, and 26,500 Telephony Subscribers.  In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2009 subscriber table.

Additional General Notes to Tables:

          With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis.  With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis).  EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Telenet leases a portion of its network under a long-term capital lease arrangement. This table includes operating statistics for Telenet’s owned and leased networks. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania.  We generally do not count customers of these services as subscribers, customers or RGUs.

          While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

          Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.